EXHIBIT 99.1

Contact: Whirlpool Corporation

Media: Christopher Wyse, 269/923-3417

Christopher.Wyse@Whirlpool.com

Financial: Larry Venturelli, 269/923-4678

Larry.Venturelli@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS RECORD RESULTS

Record Revenues and Strong Cash Flow

Earnings Impacted by Slowing U.S. Demand and Material Costs

BENTON HARBOR, Mich., February 7, 2007—Whirlpool Corporation (NYSE: WHR) today announced 2006 annual earnings per share from continuing operations of $6.35 per diluted share compared to $6.19 per diluted share in the previous year. Annual sales of $18.1 billion increased 26 percent from the prior year, reflecting the acquisition of Maytag Corporation and global demand for the company’s consumer preferred brands and innovation. Strong cash flow provided by continuing operations of $880 million enabled the company to reduce post-acquisition debt from $3 billion to $2.3 billion.

Fourth-quarter net sales increased 25 percent from the prior year to a record $5 billion, driven primarily from the acquisition and strong international growth. Net earnings from continuing operations for the company’s fourth quarter, which include the operating results, integration costs and purchase accounting impact from the acquisition of Maytag, were $133 million, or $1.67 per diluted share, compared to $126 million, or $1.83 per diluted share reported during the previous year.

The company completed the sale of Dixie-Narco vending systems during the fourth quarter and Hoover floor-care on January 31, 2007. There is no gain or loss associated with either of these transactions. The fourth-quarter financial results for Hoover, Dixie-Narco and Jade are included in discontinued operations. Total net earnings for the fourth quarter, including discontinued operations, were $109 million, or $1.37 per diluted share.

Net earnings from continuing operations for the quarter reflected continued strong performance across the company’s international businesses as well as lower income tax, restructuring and sundry expense. Fourth-quarter results were negatively impacted by significantly higher material prices, lower U.S. industry appliance demand and higher interest expense.

“This has been a historic year for Whirlpool Corporation. During 2006, we completed the largest acquisition in the history of our company and introduced a record number of new innovative products. Additionally, our international businesses delivered record level results. We remain confident in our ability to realize significant shareholder value from the Maytag acquisition, and believe the opportunities unique to this transaction will positively change our long-term performance capabilities,” said Jeff M. Fettig, Whirlpool Corporation’s chairman and chief executive officer. “Fourth-quarter margins were negatively affected by lower industry demand in the United States and higher material prices. We expect to benefit from the ramp up of acquisition efficiencies, new product introductions to revitalize the Maytag brand, continued improvements in our international operations and product innovation during 2007.”

NEW INNOVATIONS

•	Maytag brand introduced the Ice2O counter-depth, French door, bottom-freezer refrigerator.
•	Amana brand launched the Traditional Series top-load laundry pair with new anti-microbial component protection, which resists mold, mildew and odor-causing bacteria.
•	Whirlpool brand completed the largest product launch in the company’s history this year, which included:
–

The revolutionary new Cabrio washer and dryer that offers a 4.5 cubic foot capacity in a top-load design, handles the equivalent of three laundry baskets in a single load and significantly reduces dry time through a combination of the washer’s ultra-fast spin speed and the dryer’s AccelerCare system. The Cabrio saves more than half the energy and water used by conventional top-load washers.

–

The Whirlpool brand Duet Sport HT model, which is the smaller version of the popular Duet front-load pair, with a six-point suspension to reduce vibration and noise. Like the Duet pair, Duet Sport HT uses less than half the water and energy of conventional top-loaders.

–

The Whirlpool brand “Classic” top-load washer and dryer, which have been redesigned with new technology to simplify cycle selections, ensure optimal wash temperature and monitor wash water with built-in sensors. The dryer’s AccelerCare system dries clothes as fast as the washer cleans them.

•

KitchenAid brand continued the launch of its Architect Series II – a new generation of its premium, flagship appliance line with enhancements inspired by cooks, culinary professionals and design experts. The suite of appliances includes electric, gas and traditional dual fuel ranges; dishwashers; side-by-side and under counter refrigerators; wine cellars; beverage centers; ice makers; and microwave hood combination ovens.

•	The company’s Brastemp brand launched a side-by-side refrigerator with 6th Sense technology in Brazil.
•	Whirlpool Europe introduced KitchenAid brand major appliances featuring European styling coupled with leading-edge technology that will be available to consumers in early 2007.
•

Whirlpool Europe also introduced the “Vitesse” microwave oven with Jet Menu function that allows consumers to cook frozen ready-made meals with one touch and a crisp function that allows for cooking, frying or baking at microwave speeds. The “Vitesse” also features steam capability.

AWARDS

•

The Whirlpool Duet Sport fabric care system, KitchenAid Architect II Series Microwave Hood Combination Oven and Maytag Ice2O Refrigerator were honored with design awards from the Chicago Athenaeum of Architecture and Design.

•

The Whirlpool brand Duet fabric care system was recognized by the Industrial Designers Society of America (IDSA) and BusinessWeek magazine with a Catalyst Award for design. Whirlpool was one of only three companies recognized from the more than 30 other products considered, each of which has experienced significant financial success in its particular market segment.

•	In North America, Jenn-Air was once again named “most preferred cooking brand” by Brand Health Tracker.

•	Whirlpool was named the “Most Admired Company” in the home appliances segment in Brazil for the ninth consecutive year according to research by Carta Capital magazine and TNS InterScience.

•

Brastemp brand was named “Top Consumer A brand” by Folha de Sao Paulo, a leading Brazilian newspaper. Brastemp also had the highest recognition of any brand among high-end consumers, the only home appliance brand in the world to be recognized in this manner.

•

Whirlpool Europe received the International Forum Design Award for “In. Home,” a concept that takes appliances to locations in the home where they’ve never been and invents ways in which they can interact as a system rather than stand-alone appliances.

FOURTH-QUARTER REGION REVIEW

Whirlpool North America fourth-quarter sales increased 29 percent, versus the year-ago period, to $3.2 billion, driven by the acquisition of Maytag. Industry unit shipments of major appliances (T7)*, which declined approximately 8 percent during the quarter, negatively impacted margins. For the year, industry unit shipments declined approximately 1 percent.

Fourth-quarter operating profit of $148 million, which declined $79 million from the prior year, included significant increases in material costs, lower production as the company adjusted inventory levels with reduced industry demand, acquisition integration costs and increased merchandising expense. Acquisition efficiencies and positive mix from new innovative product offerings introduced during the year partially mitigated these higher costs.

Based on current economic conditions, the company expects 2007 industry unit shipments to decline approximately 2-to-3 percent.

Whirlpool Europe reported record fourth-quarter and full-year revenue and operating profit during 2006. Revenue increased 15 percent during the quarter to just under $1 billion, led by continued strong performance by the company’s Whirlpool brand and innovative new product offerings. In local currency, sales increased approximately 7 percent during the quarter. Overall industry unit volume growth is estimated to have increased 1-to-2 percent for the fourth quarter.

Record fourth-quarter operating profit of $61 million increased 32 percent over last year’s results, led by strong market performance, lower administrative costs and improved product mix. The region’s fourth-quarter operating profit margin of 6.2 percent increased just under one percentage point from last year’s results.

Based on current economic conditions, the company expects full-year 2007 industry unit shipments to increase approximately 2-to-3 percent.

Whirlpool Latin America reported record fourth-quarter and full-year revenue and operating profit during 2006. Sales improved 26 percent to $729 million during the quarter, reflecting continued strong momentum and demand for the company’s innovative brands and favorable economic conditions in Brazil. Excluding currency translations, sales increased approximately 20 percent. During the quarter and for the full year, company unit shipment growth of appliances exceeded industry demand, which is estimated to have increased approximately 25 and 20 percent, respectively.

Record fourth-quarter operating profit of $84 million, which included the impact of currency, increased 49 percent from the prior year. Regional operating profit margin of 11.5 percent continued to improve during the fourth quarter and increased significantly from the 9.7 percent reported in the previous year. Productivity improvements, cost controls and strong appliance demand drove the year-over-year improvement.

Based on the current economic environment in Brazil, the company expects full-year 2007 appliance industry shipments to increase 10-to-12 percent.

Whirlpool Asia fourth-quarter sales of $123 million increased 12 percent from last year. Excluding currency, sales increased approximately 11 percent. Operating profit improved $8 million during the quarter, largely driven by strong performance in India, successful new product launches, productivity improvements and a favorable product mix.

Based on current economic conditions, the company expects 2007 industry unit shipments to increase 5-to-10 percent.

OUTLOOK

“We remain well positioned to realize significant efficiencies in excess of $400 million from the Maytag acquisition by 2008 and continue to execute plans to revitalize Maytag’s product offering and growth during 2007,” said Fettig. “Current demand trends in the United States are expected to be down during the first half of the year and improve during the second half. We expect our strong international performance momentum to continue this year, and expect the benefits from acquisition efficiencies and Maytag new product introductions in our U.S. business to accelerate during the second half of 2007.

“We are addressing current U.S. industry demand trends and heightened global material costs with continued new product innovation, increased productivity throughout our global operations, as well as improving our overall mix of business and implementing cost-based price adjustments.

“Given this environment, we are projecting our full-year 2007 earnings per diluted share from continuing operations to be in the $8.00 to $8.50 range and expect to generate between $600-to-$650 million in free cash flow.”

Cash Flow Reconciliation

The table below reconciles projected 2007 cash provided by continuing operations determined in accordance with generally accepted accounting principles (GAAP) in the United States to free cash flow, a non-GAAP measure. Management believes that free cash flow provides shareholders with a relevant measure of liquidity and a useful basis for assessing the company’s ability to fund its activities and obligations. There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similarly named non-GAAP measures whose calculations may differ from the company’s calculations. As defined by the company, free cash flow is cash provided by continuing operations after capital expenditures and proceeds from the sale of assets/businesses. Free cash flow does not include potential proceeds from the sale of Maytag businesses. The projections shown here are based upon many estimates and are inherently subject to change based on future decisions made by management and the board of directors of the company, and significant economic, competitive and other uncertainties and contingencies.

(millions of dollars)

Cash provided by continuing operations	$1,175-$1,225
Capital expenditures	($625)
Proceeds from sale of assets/non-Maytag businesses	$50

Free Cash Flow	$600-$650

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of approximately $18 billion, more than 80,000 employees, and more than 60 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

*T7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.

Whirlpool Additional Information:

This document contains forward-looking statements that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document include, but are not limited to, expectations regarding the Maytag integration. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool Corporation’s forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global, including Asian and European, manufacturers and the strength of trade customers; (2) The company’s ability to continue its strong relationship with Sears Holding Corporation in North America (accounting for approximately 14% of the company’s 2006 consolidated net sales of $18.1 billion) and other significant trade customers, and the ability of these trade customers to maintain or increase market share; (3) The company’s ability to complete the integration of Maytag Corporation on a timely basis and fully realize the anticipated benefits of the merger while remaining within the current cost estimates; (4) demand for the company’s products, including the strength of the U.S. building industry and the level of interest rates; (5) the ability of Whirlpool to achieve its business plans, including price increases, productivity improvements, cost control, leveraging of its global operating platform and acceleration of the rate of innovation; (6) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and zinc) and components and the ability of Whirlpool to offset cost increases; (7) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (8) changes in market conditions, health care cost trends and regulatory changes that could increase future funding obligations for pension and post-retirement benefit plans; (9) the cost of compliance with environmental and health and safety regulations, including regulations in Europe regarding appliance disposal; (10) potential exposure to product liability claims, including claims that may arise through the company’s regular investigations of potential quality and product safety issues as part of its ongoing effort to provide quality products to consumers; (11) the impact of labor relations; (12) The company’s ability to obtain and protect intellectual property rights; (13) volatility in the company’s effective tax rate; (14) the ability of Whirlpool to manage foreign currency fluctuations; (15) global, political and/or economic uncertainty and disruptions, especially in the company’s significant geographic markets, including uncertainty and disruptions arising from natural disasters; and (16) risks associated with operations outside the United States. Additional information concerning these and other factors can be found in Whirlpool Corporation’s filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

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WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

FOR THE PERIODS ENDED DECEMBER 31

(millions of dollars except per share data)

	Three Months Ended		Year Ended
	(Unaudited) 2006	(Unaudited) 2005	(Unaudited) 2006	2005
Net sales	$4,954	$3,954	$18,080	$14,317

EXPENSES:
Cost of products sold	4,259	3,317	15,420	12,123
Selling, general and administrative	480	387	1,752	1,343
Intangible amortization	10	—	30	2
Restructuring costs	15	31	55	57

	4,764	3,735	17,257	13,525

OPERATING PROFIT	190	219	823	792

OTHER INCOME (EXPENSE):
Interest and sundry income (expense)	(7)	(36)	(2)	(65)
Interest expense	(50)	(29)	(202)	(130)

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND OTHER ITEMS	133	154	619	597
Income taxes	(2)	29	126	171

EARNINGS FROM CONTINUING OPERATIONS BEFORE EQUITY EARNINGS AND MINORITY INTERESTS	135	125	493	426
Equity in earnings of affiliated companies	—	—	1	1
Minority interests	(2)	1	(8)	(5)

EARNINGS FROM CONTINUING OPERATIONS	133	126	486	422

Loss from discontinued operations, net of tax	(24)	—	(53)	—

NET EARNINGS	$109	$126	$433	$422

Per share of common stock:
Basic earnings from continuing operations	$1.70	$1.87	$6.47	$6.30
Discontinued operations, net of tax	(0.31)	—	(0.71)	—

Basic net earnings	$1.39	$1.87	$5.76	$6.30

Diluted earnings from continuing operations	$1.67	$1.83	$6.35	$6.19
Discontinued operations, net of tax	(0.30)	—	(0.68)	—

Diluted net earnings	$1.37	$1.83	$5.67	$6.19

Dividends declared	$.43	$.43	$1.72	$1.72

Weighted-average shares outstanding (millions):
Basic	78.4	67.6	75.1	67.1
Diluted	79.7	68.9	76.5	68.3

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(millions of dollars)

	(Unaudited) December 31 2006	December 31 2005

ASSETS
CURRENT ASSETS
Cash and equivalents	$262	$524
Trade receivables, less allowances (2006: $84; 2005: $76)	2,676	2,081
Inventories	2,348	1,591
Prepaid expenses	95	95
Deferred income taxes	372	134
Other current assets	483	338
Assets of discontinued operations	263	—

Total Current Assets	6,499	4,763

OTHER ASSETS
Investment in affiliated companies	23	28
Goodwill, net	1,663	169
Other intangibles, net	1,871	115
Deferred income taxes	513	472
Other assets	175	243

	4,245	1,027

PROPERTY, PLANT AND EQUIPMENT
Land	94	80
Buildings	1,174	1,033
Machinery and equipment	7,186	6,108
Accumulated depreciation	(5,297)	(4,710)

	3,157	2,511

Total Assets	$13,901	$8,301

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Notes payable	$521	$131
Accounts payable	2,945	2,330
Employee compensation	420	352
Deferred income taxes	74	61
Accrued expenses	1,248	933
Pension benefits	16	—
Postemployment benefits	97	—
Restructuring costs	177	19
Income taxes	104	18
Other current liabilities	287	145
Current maturities of long-term debt	17	365
Liabilities of discontinued operations	96	—

Total Current Liabilities	6,002	4,354

OTHER LIABILITIES
Deferred income taxes	375	167
Pension benefits	838	467
Postemployment benefits	1,207	511
Other liabilities	350	220
Long-term debt	1,798	745

	4,568	2,110

MINORITY INTERESTS	48	92
STOCKHOLDERS’ EQUITY
Common stock, $1 par value:	102	92
Shares authorized - 250 million
Shares issued - 102 million (2006); 92 million (2005)
Shares outstanding - 78 million (2006); 68 million (2005)
Paid-in capital	1,869	863
Retained earnings	3,205	2,902
Accumulated other comprehensive income (loss)	(643)	(862)
Treasury stock - 24 million (2006); 24 million (2005)	(1,250)	(1,250)

Total Stockholders’ Equity	3,283	1,745

Total Liabilities and Stockholders’ Equity	$13,901	$8,301

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31

(millions of dollars)

	(Unaudited) 2006	2005
OPERATING ACTIVITIES OF CONTINUING OPERATIONS
Net earnings	$433	$422
Loss from discontinued operations	53	—

Earnings from continuing operations	486	422
Adjustments to reconcile net earnings to net cash flows (used in) provided by operating activities:
Equity in earnings of affiliated companies, less dividends received	5	2
Gain on disposition of assets	(4)	(39)
Gain on disposition of business	(32)	(9)
Depreciation and amortization	550	442
Changes in assets and liabilities:
Trade receivables	50	(173)
Inventories	(118)	37
Accounts payable	44	87
Restructuring charges, net of cash paid	(93)	8
Taxes deferred and payable, net	(154)	(105)
Accrued pension	53	47
Accrued payroll and other compensation	25	79
Other - net	68	86

Cash Provided By Continuing Operating Activities	$880	$884

INVESTING ACTIVITIES OF CONTINUING OPERATIONS
Capital expenditures	$(576)	$(494)
Proceeds from sale of assets	86	93
Proceeds from sale of businesses	36	48
Purchase of minority interest shares	(53)	—
Proceeds from sale of Maytag adjacent businesses	110	—
Acquisition of businesses, net of cash acquired	(797)	(77)

Cash Used For Investing Activities of Continuing Operations	$(1,194)	$(430)

FINANCING ACTIVITIES OF CONTINUING OPERATIONS
Proceeds (repayments) of short-term borrowings, net	$381	$(124)
Proceeds of long-term debt	757	—
Repayments of long-term debt	(1,046)	(7)
Dividends paid	(130)	(116)
Purchase of treasury stock	—	(34)
Common stock issued under stock plans	54	102
Other	13	9

Cash Provided By (Used For) Financing Activities of Continuing Operations	$29	$(170)

Cash Provided By Discontinued Operations
Operating Activities	$8	$—
Investing Activities	(3)	—

Cash Provided By Discontinued Operations	$5	$—
Effect of Exchange Rate Changes on Cash and Equivalents	18	(3)

Increase (Decrease) in Cash and Equivalents	$(262)	$281
Cash and Equivalents at Beginning of Period	524	243

Cash and Equivalents at End of Period	$262	$524